For Period Ending:  02/28/2015
File Number:  811-07572

7C (cont). List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number
1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filling and in all subsequent filings on this form. This information is required each time the form is filed. Additional financial information for each of the below series is available in the 10/31/2014 shareholder Report.

Series Number		Series Name
	Is this the last filing for series?
110.		CREDIT OPPORTUNITIES EXPLORER FUND
		NO
111.		DYNAMIC HIGH YIELD EXPLORER FUND
		NO
112.		REAL ESTATE ALLOCATION FUND
		NO
113.		REAL ESTATE DEBT INCOME FUND
		NO
114.		ORIGIN EMERGING MARKETS FUND
		NO